LIST OF SUBSIDIARIES


Subsidiary Name                     State of Incorporation   Date Incorporated
---------------                     ----------------------   -----------------

Hunt Country Home Health, Inc.           Virginia                  1984

Western Pennsylvania Home
    Health Health Network, Inc.          Pennsylvania             9-27-94

National Nurses Service, Inc.            Delaware                 2-15-91

Hunt Country Nursing Services, Inc.      Virginia                 4-11-85